      Portions of Exhibit 2.1 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                            ASSET PURCHASE AGREEMENT

                                     between

                        CADUS PHARMACEUTICAL CORPORATION

                                       and

                            OSI PHARMACEUTICALS, INC.

                                  -------------

                                  July 30, 1999

                                  -------------

                            ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT made as of the 30th day of July 1999, by and between CADUS PHARMACEUTICAL CORPORATION, a Delaware corporation ("Seller"), and OSI PHARMACEUTICALS, INC., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

      WHEREAS, upon the terms and conditions set forth herein, Seller desires to sell and Buyer desires to purchase certain assets and to assume certain of the liabilities of Seller; and

      WHEREAS, certain terms used in this Agreement are defined in Section 9.10 hereof.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale of Assets.

      1.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the date hereof, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any and all Liens (other than Permitted Liens) the assets of Seller described below (collectively, the "Assets"):

            (a) Fixtures, Furniture, Equipment, etc. The fixtures, furniture, furnishings, machinery, accessories, computers and peripheral devices, laboratory, office and other equipment, appliances and vehicles and any replacement and spare parts for any such assets set forth on Schedule 1.1(a) hereto (the "Fixed Assets");

            (b) Inventory and Supplies. The laboratory and office supplies, wherever located, set forth on Schedule 1.1(b) hereto (collectively, the "Inventory");

            (c) Leases. All of Seller's rights under the Leases set forth on
Schedule 5.6 hereto;

            (d) Contracts and Agreements, etc. All of Seller's rights under the contracts and agreements (the "Purchased Contracts") set forth on Schedule 1.1(d) hereto;

            (e) Security Deposits and Claims Against Third Parties. The security deposits with third parties set forth on Schedule 1.1(e) hereto and all claims against third parties relating to items included in the Assets;

            (f) Prepaid Expenses, etc. The prepaid expenses set forth on
Schedule 1.1(f);

            (g) Intellectual Property. All the Intellectual Property relating to the Compounds being sold to Buyer hereunder and all other Intellectual Property set forth on Schedule 1.1(g);

            (h) Know-How and Technical Information. All lab journals and notebooks, inventions, trade secrets, know-how (including, without limitation, proprietary know-how and use of application know-how), product designs, manufacturing, bio-engineering and other drawings, technical information, safety information, bio-engineering data and design and bio-engineering specifications, research records, similar data and formulas and processes existing on the date hereof and owned by Seller covering the Assets;

            (i) Permits. All of Seller's rights under the Permits set forth on
Schedule 1.1(i);

            (j) Compound Library. All of Seller's rights, including, without limitation, all Patent Rights, in its library of Compounds, including, without limitation, all Compounds whose biological activity was identified by Seller prior to the date hereof under Seller's GPCR Directed Chemistry Program;

            (k) GPCR Directed Chemistry Program. All of Seller's rights including, without limitation, all Patent Rights, in the GPCR Directed Chemistry Program and the materials listed on Schedule 1.1(k);

            (l) Addresses. All business post office boxes and business telephone numbers for the Leased Property;

            (m) Insurance Proceeds. All insurance proceeds arising out of or related to damage, destruction or loss of any of the Assets to the extent of any damage or destruction that remains unrepaired, or to the extent any Asset remains unreplaced as of the date hereof;

            (n) Other Assets. All other intangible and tangible assets related to the Assets, including, without limitation: (i) all supplier information and correspondence relating to the Purchased Contracts;(ii) all research, statistical, records, files, reports and other documents and data; (iii) all research results and other know-how; and (iv) all other materials, books, records, files and data, in whatever form contained, relating to the Assumed Liabilities.

      1.2. Excluded Assets. Notwithstanding any other provision of this Agreement, Seller shall not sell, assign or transfer to Buyer, and Buyer shall not purchase from Seller, any of the following assets (collectively, the "Excluded Assets"):

            (a) Corporate Records. (i) All books, records and other assets of Seller relating solely to corporate level activities, including, without limitation, corporate minute books, stock ledgers, tax records, financial and employment records and other corporate books and records of Seller, and (ii) all books and records of Seller which are not related to the Assets or Assumed Liabilities;

            (b) Corporate Name. All rights in and to the corporate name of Seller;

            (c) SIBIA Judgment. All monies in escrow in connection with the judgment of SIBIA Neurosciences, Inc. ("SIBIA") against Seller;

            (d) Cash. All of Seller's cash and cash equivalents and accounts and notes receivable (including an account receivable of $18,005.38 from Solvay Pharmaceuticals B.V.);

            (e) Stock or Other Interests. All of the shares or other equity interests of any corporation or other entity and any partnership or joint venture owned, directly or indirectly, by Seller;

            (f) Living Chip Technology. All rights in the Living Chip
Technology;

            (g) Software. All rights in the Software owned by the Seller (with respect to certain of which Buyer is obtaining a license);

            (h) Functional Genomics Program. All of Seller's rights in the Functional Genomics Program;

            (i) Excluded Fixed Assets. The fixed assets set forth on Schedule 1.2(i);

            (j) Excluded Inventory. The laboratory and office supplies and similar materials set forth on Schedule 1.2(j) (the "Excluded Inventory");

            (k) Excluded Contracts. All of Seller's rights under the contracts and agreements set forth on Schedule 1.2(k) (the "Excluded Contracts");

            (l) Excluded Security Deposits. The security deposits with third parties set forth on Schedule 1.2(l);

            (m) Excluded Prepaid Expenses. The prepaid expenses set forth on
Schedule 1.2(m);

            (n) Excluded Intellectual Property. All Intellectual Property being licensed to Buyer pursuant to the Technology License Agreement and the Patent License Agreement (with respect to which Buyer shall herewith license from Seller the rights therein provided), and the Intellectual Property set forth on Schedule 1.2(n);

2. Assumption of Liabilities.

      2.1. Assumption of Liabilities by Buyer. Buyer shall assume and thereafter pay, perform, satisfy and discharge only the following obligations and liabilities of Seller to the extent that they are to be performed on or after the date hereof (collectively, the "Assumed Liabilities"):

            (a) Obligations Under Certain Agreements. The liabilities and obligations of Seller under the Leases and the Purchased Contracts, in each case, only to the extent that such Leases and Purchased Contracts have been validly assigned to Buyer hereunder (excluding any liability or obligation for breaches thereof arising out of or related to events or occurrences prior to the date hereof) and, in addition, Buyer shall assume payment obligations under the Facility Lease which have accrued since July 1, 1999 which amount to $133,223.08 as of the date hereof;

            (b) Employee Obligations. The liabilities and obligations of Seller with respect to Transferred Employees as listed on Schedule 7.2(a) hereto including, without limitation, certain obligations with respect to COBRA as described in Section 7.2(e);

            (c) Future Liabilities. All liabilities and obligations arising out of the operation by Buyer of the Assets after the date hereof.

      2.2. Excluded Liabilities. Buyer is not assuming or agreeing to pay, perform, assume or discharge, or otherwise be responsible for, any liabilities of Seller, fixed or contingent, known or unknown, other than the Assumed Liabilities, whether arising before or after the date hereof (collectively, the "Excluded Liabilities"), including, without limitation, any of the following items to the extent they are not Assumed Liabilities:

            (a) Costs. Obligations in respect of costs or expenses incurred by Seller in connection with the transactions contemplated hereby;

            (b) Payables. Obligations for any accounts payable except as set forth in Section 2.1(a);

            (c) Affiliate Obligations. Obligations of Seller with respect to any balance due from Seller to any Affiliate of Seller;

            (d) Contractual Obligations. Obligations under any agreement to which Seller is a party to the extent that the benefits of such agreement are not assigned to Buyer;

            (e) Tax Liabilities. Any liabilities of Seller for any Taxes with respect to any Tax period ending on or prior to the date hereof (or for any Tax period ending after the date hereof to the extent allocable (determined in a manner consistent with Section 7.6 hereof) to the portion of such period beginning before and ending on the date hereof);

            (f) Severance Obligations. Any liability of Seller with respect to severance obligations for employees whose employment terminated on or prior to the date hereof; and

            (g) Other Liabilities. Any liability or obligation of Seller, whether absolute or contingent, due or to become due, not expressly assumed by Buyer herein.

3. Consideration for Transfer of the Assets.

      3.1. Purchase Price. In consideration for the sale and transfer of the Assets, on the terms and subject to the conditions set forth in this Agreement, Buyer agrees to (i) pay in cash by wire transfer of immediately available funds the sum of $1,500,000 plus prepaid expenses and deposits of $74,096, and (ii) assume the Assumed Liabilities (collectively, the "Purchase Price").

      3.2. Allocation of Purchase Price. The parties to this Agreement agree to allocate the Purchase Price as adjusted hereunder for all purposes (including financial, accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 3.2. Seller and Buyer shall jointly complete and separately file Form 8594 with their respective federal income tax returns for the current tax year in accordance with such allocation schedule. Neither Seller nor Buyer shall take a position on any tax return or before any governmental agency charged with the collection of any such tax that is any manner inconsistent with the terms of such allocation unless compelled to take an inconsistent position by such governmental agency.

4. Additional Documents.

      4.1. Deliveries by Seller. Concurrently with the execution of this Agreement, Seller shall deliver to Buyer:

            (a) a duly executed Bill of Sale;

            (b) a duly executed Assignment of Patents;

            (c) a duly executed Assignment and Assumption of Contracts;

            (d) duly executed consents to assignment and assignments of the contracts and leases set forth on Schedule 5.3 hereof, including, without limitation, the consent to assignment and assignment of the Solvay Agreement, the GECC Lease and the Facility Lease;

            (e) a duly executed waiver of the default under the GECC Lease;

            (f) an opinion of Morrison Cohen Singer & Weinstein, LLP in form and substance satisfactory to Buyer;

            (g) an opinion of Richards, Layton & Finger, in the form and substance satisfactory to Buyer;

            (h) a duly executed non-exclusive license to use certain Intellectual Property of Seller to fulfill its obligations under the Solvay Agreement in form and substance satisfactory to Buyer (the "Technology License Agreement");

            (i) a duly executed software license to use certain software owned by Seller in form and substance satisfactory to Buyer (the "Software License Agreement");

            (j) a duly executed license relating to certain patent applications (the "Patent License Agreement"); and

            (k) an opinion of Lahive & Cockfield, patent counsel to Seller, in form and substance satisfactory to Buyer.

      4.2. Deliveries by Buyer. Concurrently with the execution of this Agreement, Buyer shall deliver to Seller:

            (a) a duly executed Assumption Agreement and Assignment and Assumption Agreements of the GECC Lease, the Facility Lease and the Solvay Agreement;

            (b) a wire transfer to such account(s) as shall be designated in writing by Seller in an amount equal to $1,508,819.08, representing the $1,500,000 Purchase Price plus (i) prepaid expenses and deposits of $74,096,
(ii) July rent under the Facility Lease of $133,223.08 paid by Seller on behalf of Buyer, and (iii) the maintenance fee under the Technology License Agreement of $28,500, and minus $227,000 due to Buyer under the research agreement described below;

            (c) an opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP in form and substance satisfactory to Seller;

            (d) a duly executed research agreement in form and substance acceptable to Seller pursuant to which Seller shall pay Buyer $227,000 on the date hereof; and

            (e) a non-exclusive license from Seller to Buyer relating to certain patents sold to Buyer hereunder.

5. Representations and Warranties of Seller.

      Seller hereby represents and warrants to Buyer as follows:

      5.1. Seller's Organization and Authority; No Subsidiaries. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and lawful authority to carry on its business as is currently being conducted and has all necessary licenses and permits material to such business as it is currently being conducted, and to own, operate and lease the Assets. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the ownership, operation or lease of the Assets or the conduct of its business or location of its properties requires qualification or licensing to do business as a foreign corporation and in which the failure to qualify could have a material adverse effect on the Assets. Seller has heretofore made available to Buyer complete and correct copies of its Certificate of Incorporation and By-laws. Seller has no subsidiaries.

      5.2. Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform fully its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Seller. This Agreement constitutes, and each document and instrument contemplated by this Agreement to be executed by Seller when executed and delivered in accordance with the provisions hereof shall constitute, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

      5.3. Freedom to Contract. Subject to receipt of the consents and approvals described on Schedule 5.3 hereof, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the certificate of incorporation or by-laws or other charter documents of Seller, each as amended, (ii) violate any of the terms, conditions or provisions of any law, rule, statute, regulation, order, writ, injunction, judgment or decree of any court, Governmental Entity or regulatory agency to which Seller may be subject, or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement or other agreement, instrument or obligation, oral or written, to which Seller is a party (whether as an original party or as an assignee or successor) or by which Seller or any of its respective properties are bound. Except as set forth on Schedule 5.3 hereof and such reports under and such other compliance with the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated thereby, no authorization, approval, order, license, permit, franchise or third party consent, and no registration, declaration or filing with any court or Governmental Entity, is required in connection with Seller's execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

      5.4. SEC Documents; Financial Statements; Prepaid Expenses; Prepayments. Seller has made available to Buyer a true and complete copy of its Annual Report on Form 10-K and Amendment No. 1 to Form 10-K for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "Seller SEC Documents"). As of their respective dates, none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading except in the case of any Seller SEC Document, any statement or omission therein that has been corrected or otherwise disclosed or updated on a subsequent Seller SEC Document. The financial statements of the Seller included in the Seller SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject to, in the case of the unaudited statements, year-end audit adjustments and any other adjustments described therein, which will not be material, either individually or in the aggregate) the financial position of Seller as of their respective dates and the results of operations and the cash flows of Seller for the periods presented therein. As of the date hereof, Seller has not received any prepayments or advance payments under the

Solvay Agreement or any other Purchased Contract for work which has not been substantially performed as of the date hereof.

      5.5. No Material Adverse Change. Except as set forth on Schedule 5.5 hereto, since March 31, 1999, there has not been any change which would materially impair the ability of Seller to perform its obligations under this Agreement or which would have a material adverse effect on the Assets.

      5.6. Real Estate; Leases. Seller does not own any real property. Schedule
5.6 hereto sets forth a list and summary description of all real property and personal property leased or used by Seller in connection with its business (the "Leased Property"). Schedule 5.6 also sets forth a list of each contract pursuant to which Seller has leased any Leased Property (the "Leases"). Seller has heretofore delivered to Buyer true and correct copies of all such Leases. Each of the Leases is valid and effective in accordance with its terms, and there is not, under any of the Leases, any existing default by Seller, or to Seller's knowledge, by any other party, or, to Seller's knowledge, any event with notice, lapse of time, or both, which would constitute a default which in any case or in the aggregate could have a material adverse effect on the Assets, except as set forth on Schedule 5.6.

      5.7. Title to and Condition of Assets; Encumbrances, etc. Seller has and will convey to Buyer, good and marketable title to all of the Assets, free and clear of any mortgage, pledge, security interest, title defect or objection, lien, charge, claim, restriction, option, commitment or encumbrance of any kind (collectively, "Liens"), except for Permitted Liens and Liens set forth on
Schedule 5.7 hereto. The assets contained in the Assets being conveyed hereunder, other than the Excluded Assets, together with the license agreements described in Sections 4.1(h), (i) and (j), respectively, constitute all of the rights, properties and assets necessary to permit Buyer to effectively utilize and exploit the Assets. All of the Assets owned, leased or used by Seller are in good operating condition and repair (except for normal wear and tear), and are suitable for the purposes used. Schedule 5.7(a) hereof sets forth a true and complete listing of each of the Fixed Assets having a net book value, as of March 31, 1999, in excess of $5,000. Schedule 5.7(b) hereof sets forth a true and complete listing of each of the Fixed Assets which are not being conveyed to Buyer by Seller. Except as set forth on Schedule 5.7 hereto, no third party has any rights to purchase any of the Assets, or any interest therein or portion thereof, including rights of first offer or first refusal.

      5.8. Material Contracts. Seller has heretofore made available to Buyer (i) true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), policies and other instruments to which it is a party or by which it is bound which (A) require payments to be made in excess of $25,000 per year, (B) is a Purchased Contract, or (C) is necessary for the proper use of the Assets (collectively, "Material Contracts"), and (ii) a written description of each Material Contract of which Seller is aware that has not been reduced to writing. Each of the Material Contracts is listed on Schedule 5.8. None of the Material Transfer Agreements listed as an Excluded Contract on Schedule 1.2(k) through which Seller has received materials relates to the GPCR Directed Chemistry Program or Seller's performance under the Solvay Agreement except, for the Material Transfer Agreements with Yale University and Albert Einstein College of Medicine of Yeshiva University. Seller is not, or has not received any written notice that any other party is, in default in any respect under any Purchased Contract, except as listed on Schedule 5.8 and except for those defaults which would not, either individually or in the aggregate, have a material adverse effect with respect to Seller; and, to Seller's knowledge, there has not occurred any event or events that with the lapse of time or the giving of notice or both would constitute such a material default, except as listed on Schedule 5.8 and except for those defaults which would not, either individually or in the aggregate, have a material adverse effect with respect to Seller. Seller has not received notice of or has knowledge of any termination or threatened termination of a Purchased Contract, except as set forth on Schedule 5.8.

      5.9. Permits. Schedule 5.9 hereto lists all currently existing licenses, permits, certificates, franchises and other authorizations or inspections (collectively, "Permits") of any Governmental Entity which, to Seller's knowledge, are necessary to the ownership or use of the Assets, all of which Permits are possessed by or granted to Seller. Except as disclosed on Schedule 5.9, all the Permits are in full force and effect and no proceeding is pending or, to Seller's knowledge, threatened seeking the revocation or limitation of any such Permits.

      5.10. Employee Matters.

            (a) (i) Except as set forth on Part I of Schedule 5.10(a) hereof, Seller does not or has not, within the last two years, for the benefit of current or former employees, maintain, administer or contribute to any "employee benefit plans" ("Benefit Plans") within the meaning of Section 3(3) of ERISA.

                (ii) Except as set forth on Part II of Schedule 5.10(a) hereof, Seller does not have any: (A) employment contracts (or any related agreements);
(B) severance arrangements, (C) bonus or other incentive compensation arrangements; (D) fringe benefit or perquisite plans or arrangements; (E) deferred compensation arrangements; (F) non-competition arrangements; or (G) other material remunerative arrangements ("Employee Arrangements").

                (iii) Seller has provided Buyer copies or descriptions of such plans, contracts and arrangements set forth on Schedule 5.10(a). All Benefit Plans and other plans, contracts and arrangements set forth on Schedule 5.10(a) are and have been maintained in material compliance with their terms and all requirements of applicable law.

                (iv) Part III of Schedule 5.10(a) sets forth all of the outstanding options granted by Seller (the "Options") to Transferred Employees and the exercise prices thereof;

            (b) There are no collective bargaining or other agreements between Seller and any union or other employee organizations relating to employees of Seller whether such agreements are with Seller, or with any independent contractor or management company providing employees to Seller.

            (c) Except as set forth on Schedule 5.10(c) hereof, neither Seller nor any member of Seller's Group has, within the preceding six years, contributed to, or had an obligation to contribute to, any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA. As used in the preceding sentence, "Seller's Group" includes any person who is, or was at the relevant time, a member of the same "controlled group of corporations" as Seller (within the meaning of Section 414(b) of the Code), or under "common control" with Seller (within the meaning of Section 414(c) of the Code). Seller has not, within the preceding six years, maintained or contributed to a multiemployer pension plan, as defined in Section 3(37) of ERISA, is not liable for any withdrawal or partial withdrawal liability with respect to any multiemployer or pension plan and neither Seller nor Buyer will become liable therefor as a result of the transactions contemplated hereby.

            (d) (i) There are no material controversies pending or, to Seller's knowledge, threatened, between Seller and any of the Transferred Employees, prospective employees, former employees or retirees; and (ii) Seller has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to its Transferred Employees, including those arising under any policy, practice, agreement, program, statute or other law.

            (e) Schedule 5.10(e) hereof contains a correct and complete list of
(i) the names and current annual compensation rates of all Transferred Employees and consultants; (ii) the names and amounts, if any, paid, accrued or to be paid to all Transferred Employees or former employees under any severance, bonus, incentive or similar plans; and (iii) all vacation and sick pay accrued or anticipated to be accrued in respect of Transferred Employees.

      5.11. Litigation. Except as set forth on Schedule 5.11 hereof, there is no action, suit, inquiry, litigation, proceeding or investigation by or before any referee, mediator or arbitrator, or any court or governmental or other regulatory or administrative agency or commission, pending or, to Seller's knowledge, threatened, against or involving Seller in respect of the Assets or Seller's business. Except as set forth on Schedule 5.11 hereof, Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding that might adversely affect Buyer's rights in the Assets or Buyer's ability to effectively utilize and exploit the Assets after the date hereof.

      5.12. Compliance with Law.

            (a) Except as described on Schedule 5.12 hereof, Seller has complied in all material respects with, and is not in violation of any, law, ordinance or governmental rule or regulation (including, without limitation, any applicable business and zoning ordinances) to which the Assets are subject; and

            (b) Except as set forth on Schedule 5.12 hereof, Seller has not received any claim or notice of any violation of any building, zoning, fire, health, employment or environmental laws, codes, ordinances, rules or regulations relating to Seller's properties, premises, business or employees.

      5.13. Intellectual Property. Schedule 5.13 sets forth an accurate and complete list (showing in each case the registered or other owner, registration number, and registration or other expiration date, if any) of all Patent Rights protecting the Assets (the "Intellectual Property"). With respect to the Intellectual Property:

            (i) Except as set forth on Part I of Schedule 5.13 (which Schedule sets forth the nature of Seller's rights (or grant of rights), or any limitations thereon, the owner of such rights (or the licensee or grantee of such rights and the nature of such grant), and listing the relevant agreement(s) pursuant to which Seller obtained (or granted) such rights), Seller has sole and exclusive right, title and interest in and to the Intellectual Property or the sole and exclusive right to use the Intellectual Property.

           (ii) Except as set forth on Part I of Schedule 5.13, Seller's rights in the Intellectual Property are free and clear of any Liens and there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing, sale, resale or promotion of the Intellectual Property between Seller and any other person.

          (iii) Except as set forth on Part II of Schedule 5.13, with respect to the Intellectual Property (i) no action, suit, proceeding or investigation is pending or threatened; (ii) to Seller's knowledge, none of the Intellectual Property owned or used by Seller, and none of the Intellectual Property owned by third parties and used by Seller, interferes with, infringes upon, conflicts with or otherwise violates the rights of others or is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge; (iii) no royalty, commission or similar arrangements require any further payment by

Seller, (iv) Seller has not agreed to indemnify any person for or against any infringement of or by the Intellectual Property; (v) to Seller's knowledge, there is no patent, invention or application therefor or similar property which would infringe upon any of the Intellectual Property; and (vi) all registrations of items of Intellectual Property owned by Seller registered under applicable law are valid and in force, and in the case of applications, all patent applications with respect to Patent Rights are pending and in good standing, without challenge of any kind.

           (iv) Except as set forth on Part III of Schedule 5.13, none of the Intellectual Property, including any agreements or arrangements pursuant to which Seller has rights in third party Intellectual Property, is subject to any extensions, renewals, taxes or fees due within 90 days after the date hereof.

            (v) Except as set forth on Schedule 5.13, Seller is not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental agency or instrumentality, domestic or foreign, or any arbitrator, nor is a party to any contract which restricts or impairs the use of any Intellectual Property.

           (vi) During the preceding five years, Seller has not been known by or done business under any other name not listed on Schedule 5.13.

      5.14. Trade Secrets. Seller has provided Buyer access to all information with respect to the Assets in the nature of confidential ideas, know-how, trade secrets or proprietary information that may provide Seller with an advantage over competitors who do not know or use it, including formulae, patterns, inventions, processes, designs, devices, compilations of information and/or data, copyrightable material and technical information and other proprietary information of Seller with respect to the Assets (the "Technical Information"). With respect to the Technical Information: (i) it is owned solely and exclusively by Seller and Seller is solely responsible for its development; (ii) it has been maintained and protected with appropriate proprietary notices (including without limitation, notice of ownership), confidentiality and non-disclosure agreements and such other measures as necessary to properly protect and prevent disclosure to unauthorized parties of the proprietary, trade secret and/or confidential information contained therein; (iii) all Technical Information and any copies thereof shall be delivered to Buyer on the date hereof; and (iv) Seller has no knowledge of any violation of any trade secret rights or other Intellectual Property rights with respect to such Technical Information.

      5.15. Software and Information Systems. Schedule 5.15 sets forth an accurate and complete list of all computer software programs and other information systems, in any media, including, without limitation, all program specifications, charts, procedures, input data, databases, compilations, routines, tool sets, compilers, higher level or "proprietary" languages, report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and related documentation and materials, whether in source code, object code or human readable form, and all other related material used by Seller (the "Software") and identifies (i) Software that is owned by Seller, and (ii) Software that is licensed to Seller, the licensor of the licensed Software, and, if different, the owner thereof, any other Software in which Seller has any right of use, possessory or proprietary rights, and the manner in which Seller acquired rights and the owner of the Software. With respect to the Software:

            (a) Except as set forth on Schedule 5.15, the Software owned by Seller is not subject to any transfer, assignment, source code escrow agreement or reversion; the Software licensed to Seller is not subject to any contractual site, equipment, or other operational limitations;

Software developed by Seller internally or acquired by Seller has been developed without the aid or use of any consultants, agents, independent contractors or persons (other than employees of Seller) who did not assign all ownership to Seller; and Software commissioned for development by Seller has been developed subject to written agreements whereby the ownership of the software vested immediately in Seller and to the extent that vesting did not occur, the developer is required to assign all ownership to Seller without further consideration.

            (b) Except as set forth on Schedule 5.15 Seller's rights in the Software owned by Seller are free and clear of any Liens.

            (c) Seller has received no notice of any violation of patent, trade secret rights, copyrights or other proprietary rights with respect to any Software and knows of no basis therefor.

            (d) The Software owned by Seller and related systems in their current form are Year 2000 Compliant. "Year 2000 Compliant" means that the Software owned by Seller and the hardware systems used or relied on in Seller's business is designed to be used prior to, during and after the calendar year 2000 A.D., and Software owned by Seller will accurately receive, provide and process data/time data (including, without limitation, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of data/time data, to the extent that other information technology used in combination with Software owned by Seller, properly exchanges date/time data with it.

            (e) To Seller's knowledge, the Software contains no timer, virus, copy protection device, disabling code, clock, counter or other limiting design or routine that causes the Software (or any operation thereof) to become erased, inoperable, impaired, or otherwise incapable of being used in the full manner for which it was contemplated for use under this

Agreement to such an extent that such erasure, inoperability, impairment or incapability of use would result in a material adverse effect.

      5.16. Tax Matters.

            (a) Seller has duly and timely filed or caused to be filed (or, if not filed, has obtained valid extensions to file) all material Federal, state, local and foreign income, franchise, excise, payroll, sales and use, property and withholding tax returns, reports, estimates and information and other statements or returns (collectively, "Tax Returns") required to be filed by or on behalf of it pursuant to any applicable Federal, state, local or foreign tax laws for all years and periods for which such Tax Returns have become due. All such Tax Returns were correct in all material respects as filed and correctly reflect in all material respects the Federal, state, local and foreign income, franchise, excise, payroll, sales and use, property, withholding and other taxes, duties, imposts and governmental charges (and charges in lieu of any thereof), together with interest, additions to tax and penalties (collectively, "Taxes") required to be paid or collected by (or allocable to) the Seller.

            (b) There are no Liens for Taxes upon any property of Seller except for Permitted Liens. All amounts required to be withheld by Seller from its employees for income taxes, social security and other payroll Taxes have been collected and withheld, and paid to the respective governmental agencies, or set aside in accounts for such purpose, or accrued, reserved against and entered upon Seller's books and records.

            (c) No written currently unresolved claim has ever been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Taxes assessed by such jurisdiction.

            (d) Seller (i) has paid or caused to be paid all material Taxes required to be paid by it through the date hereof and (ii) has properly and fully accrued on its financial statements referred to in Section 5.4 above, all material Taxes for any period from the date of the last reporting period covered by any Tax Returns up to and including the date hereof.

            (e) There is no pending or potential audit, dispute or claim concerning any Tax Return or Tax liability of Seller now in progress or, to the Seller's best knowledge, threatened against Seller.

            (f) Seller is not and has not been a party to any Tax sharing agreement.

            (g) Seller has never been included in a consolidated, unitary, combined or other such Tax Return with another entity. Seller has no liability for the Taxes of any other person (other than Seller) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

      5.17. Insurance. Seller has not made any claims under any insurance policies for loss or damages to any of the Assets prior to the date hereof.

      5.18. Environmental Matters.

            (a) Seller is in material compliance with all Environmental Laws applicable to Seller's business. There are no Environmental Claims relating to the Assets pending or, to Seller's knowledge, threatened against or involving Seller.

            (b) Except as set forth on Schedule 5.18 hereof, (i) no underground tank or other underground storage receptacle for Hazardous Substances is currently located at any Leased Property and there have been no releases of any Hazardous Substances at any Leased Property. True and correct copies of all Environmental Reports have been made available to Buyer.

      5.19. Broker's Fees. Except as set forth on Schedule 5.19 hereto, the Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

6. Representations and Warranties of Buyer.

      Buyer represents and warrants to, and covenants and agrees with, Seller as follows:

      6.1. Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and lawful authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations under this Agreement.

      6.2. Authorization of Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer. This Agreement constitutes, and each document and instrument contemplated by this Agreement to be executed by Buyer, when executed and delivered in accordance with the provisions hereof shall be, the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

      6.3. Freedom to Contract. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not (i) violate or conflict with any provisions of the certificate of incorporation or by-laws, each as amended, of Buyer, (ii) violate any of the terms, conditions or provisions of any law, rule, statute, regulation, order, writ, injunction, judgment or decree of any court, Governmental Entity or regulatory agency, or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement or other agreement, instrument or obligation, oral or written, to which Buyer is a party (whether as an original party or as an assignee or successor) or by which any of its properties is bound. Except as set forth on
Schedule 6.3 hereof, no authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any court or Governmental Entity is required in connection with Buyer's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      6.4. Litigation. There are no actions, suits, proceedings or investigations pending, or, to the knowledge of Buyer, threatened, nor has notice of any such items been received by Buyer, in any court or before any Governmental Entity, against or affecting Buyer which could have a material adverse effect on the financial condition or business of Buyer or could restrict or limit Buyer's ability to execute and deliver this Agreement and perform its obligations hereunder.

      6.5. SEC Documents. Buyer has previously furnished to Seller an Annual Report on Form 10-K for the fiscal year ended September 30, 1998, and the Quarterly Reports on Form 10-Q as filed with the SEC for the quarters ended December 31, 1998 and March 31, 1999 (collectively, the "Buyer SEC Documents"). As of their respective dates, the Buyer SEC

Documents (including all documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except in the case of any Buyer SEC Document, any statement or omission therein that has been corrected or otherwise disclosed or updated in a subsequent Buyer SEC Document.

      6.6. Assays. Buyer represents and warrants that it does not intend to use any assays to be acquired or licensed from Seller, including those assays that are part of the GPCR Directed Chemistry Program, in a method to identify and select compounds infringing any of the claims of United States Patent No. 5,401,629, so long as such claim(s) remain outstanding and in effect.

7. Additional Agreements between the Parties.

      7.1. Fees and Expenses.

            (a) Except as otherwise provided in this Section 7.1 and except with respect to claims for damages incurred as a result of the material breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

            (b) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorney's and expert witness fees and expenses) incurred in connection with such action.

            (c) Seller shall pay any and all fees in connection with obtaining the consent to assignment of the GECC Lease.

      7.2. Employment Matters.

            (a) Buyer (hereafter sometimes referred to as "Employer") shall, at annual salaries comparable to their current salaries, offer employment to each of Seller's employees (the "Employees") listed on Schedule 7.2(a) hereto together with benefits currently provided by Buyer to comparable employees of Buyer (but excluding any severance benefits). Those Employees accepting an offer and commencing employment with Employer are herein referred to as "Transferred Employees." Seller will render reasonable assistance and provide reasonable information to assist Employer in including Transferred Employees on Employer's payroll. Seller shall provide to Buyer copies of all employment records covering the Transferred Employees.

            (b) Seller shall assign to Buyer, effective as of the date hereof, all insurance policies, and related agreements with respect to welfare plans (as such term is defined under ERISA) of Seller and Seller shall obtain all necessary consents to such assignments. Seller shall assume, retain responsibility for and continue to pay, in accordance with the terms of the applicable employer benefit plans, any hospital, medical or other health care, life insurance, short and long-term disability, travel accident or other plan benefits and expenses for each Employee or former employee of Seller (including each Transferred Employee) with respect to claims incurred by each such employee or his or her covered dependents prior to or on the date hereof or other costs in respect of any such plan coverage for periods prior to or on the date hereof. For purposes of this Section 7.2, any hospital, medical, dental or other health care claim will be deemed incurred when the services giving rise to the claim are performed and any other claim will be deemed incurred when the event that is the basis of the claim first occurred.

            (c) Seller shall be liable for any amounts to which any Employee or former Employee becomes entitled under any severance or bonus policy, plan, agreement, arrangement or program (whether or not covered by ERISA) maintained by Seller which exists or arises or may be deemed to exist or arise under the terms thereof or any applicable law, including, but not limited to those provided for in severance agreements for certain employees of Seller.

            (d) Buyer shall be liable for the amount of any vacation, sick or other compensatory pay owed or which might be owed to any Transferred Employees as of the date hereof, without taking into account the transaction contemplated by this Agreement.

            (e) Buyer shall provide COBRA continuation coverage (as required under IRC Section 4980B(f) and ERISA Sections 601 through 609) for all Employees, including, without limitation, the non-Transferred Employees provided they are listed in Schedule 7.2(e). Seller shall reimburse Buyer for the costs of the COBRA continuation coverage provided to certain non-Transferred Employees at no charge (and Seller shall specify to Buyer which employees are to receive such no charge COBRA continuation coverage and the number of months of such coverage). The costs of such coverage shall equal the dollar value of the claims incurred (as defined in Section 7.2(b) hereof), administrative charges with respect thereto and the cost of stop-loss coverage or similar insurance with respect to such coverage.

      7.3. Post-Closing Obligations and Further Assurances. From and after the date hereof, Seller, on the one hand, and Buyer, on the other hand, agree to execute and deliver such further documents and instruments and to do such other acts and things as Buyer or Seller, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement. Immediately following the date hereof, the Seller shall fully cooperate and act in good faith to effectively transfer the Assets to the Buyer as expeditiously as possible. Seller shall use its commercially reasonable efforts to remove the Excluded Assets from the Leased Property as soon as practicable after the date hereof, and in any event, not later than the close of business on August 26, 1999 (the "Transition Period"). During such Transition Period, certain non-Transferred Employees (who remain employees of Seller) may remain on the Leased Property to effect the transition and to perform Seller's responsibilities under the Research Agreement. In connection with such transfer, the parties acknowledge that the Schedules to this Agreement may be amended by the parties hereto after the date hereof to clarify or supplement the content of such Schedules. Following the date hereof, the parties will cooperate with each other in connection with any tax audits and in the defense of any legal proceedings relating to Seller's business or the Assets to the extent such cooperation does not cause unreasonable expense, unless such expense is borne by the requesting party.

      7.4. Consents. Seller and Buyer shall use reasonable best efforts to obtain at the earliest practicable date, by instruments in form and substance reasonably satisfactory to Buyer, all consents and approvals referred to in
Schedule 5.3 hereof. If any consent is not obtained prior to the date hereof, Seller shall, to the extent reasonably possible, keep the agreement in effect and shall give Buyer the benefit of the agreement following the date hereof to the same extent as if Seller had not been prevented from assigning such agreement to Buyer, including enforcement for the benefit of Buyer of any and all rights of Seller against any third party arising out of breach or cancellation by such third party, provided that Buyer will bear all costs and expenses of any such enforcement proceeding, and Buyer shall perform the obligations and assume the liabilities under the agreement relating to the benefit obtained by Buyer. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms not assignable without the consent of the other party and such consent is not obtained.

      7.5. Public Announcements. Each party to this Agreement shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party (unless required by law), which consent shall not be unreasonably withheld. The parties hereto further agree to issue a joint press release on the date hereof in the form annexed hereto as Exhibit A.

      7.6. Tax Matters. Notwithstanding anything else to the contrary in this
Agreement:

            (a) Seller agrees to retain responsibility for, and agrees to pay when due (except while and to the extent being contested in good faith), any and all Taxes of every nature and description of Seller or otherwise relating to the Assets for any taxable period or portion of a taxable period, which period or portion ends on or prior to the date hereof. Buyer agrees to retain responsibility for, and agrees to pay when due (except while and to the extent being contested in good faith), any and all Taxes of every nature and description of Buyer or otherwise relating to the Assets for any taxable period or portion of a taxable period, which portion or period begins after the date hereof. Any Taxes which are imposed on the Assets (including personal property taxes) or which are otherwise imposed on a periodic basis relating to any Tax period which begins before and ends after the date hereof shall be allocated between the parties on a pro-rata basis over the period for which such Taxes are levied, or if it cannot be determined over what period such taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such Taxes. As promptly as practicable after the date hereof, each party shall present to the other a calculation as to the amount of such Taxes paid by such party and the pro-rata portion owed by the other, which shall be paid within ten (10) days.

            (b) All sales, tax, use tax, compensating use tax and transfer tax (including any penalties and interest) incurred in connection with this Agreement and the consummation of the transaction contemplated hereby shall be paid by Buyer when due.

            (c) Each of the parties will, at its own expense, file all necessary Tax Returns and other documentation with respect to those Taxes for which it is responsible hereunder and, if required by law, the other party will join in the execution of any such Tax Return and other documentation.

      7.7. Living Chip Technology Equipment. Simultaneously with the purchase by Buyer of all equipment leased under the GECC Lease, Seller shall purchase the equipment used in connection with the Living Chip Technology set forth on
Schedule 7.7 hereto for a purchase price equal to 11% of the purchase price paid by Buyer to GECC for all the equipment. Prior to such purchase, Seller shall pay 11% of the payments under the GECC Lease paid by Buyer to GECC.

      7.8. Royalties and Milestone Payments. Seller shall pay to Buyer (a) milestone payments of up to $3 million in the aggregate with respect to the first pharmaceutical product developed by Buyer under the GPCR Directed Chemistry Program (the "Initial GPCR Product") and under the Solvay Agreement (the "Initial Solvay Product"), and (b) royalties on either the Initial GPCR Product or the Initial Solvay Product, whichever is commercialized first. The following milestones shall be paid upon the occurrence, if ever, of the following events: (A) $1 million upon Buyer's execution of an agreement with a third party collaborator for the development and commercialization of the Initial GPCR Product (the "First GPCR Event"), (B) $2 million upon commencement of Phase III clinical trials of the Initial GPCR Product, (C) $1 million upon commencement of Phase III clinical trials of the Initial Solvay

Product (the "First Solvay Event"), and (D) $2 million upon the first sale of the Initial Solvay Product in any of United States, Canada, Great Britain, Japan, France, Germany, Italy and others; provided, however, in no event shall Seller be entitled to more than $3 million in the aggregate in milestone payments. For example, if Seller has received the $1 million upon the First GPCR Event and $1 million upon the First Solvay Event, then upon the next milestone to occur, Seller shall only be entitled to a payment of $1 million. In addition to the milestone payments, Seller shall be entitled to a ** royalty on net sales (as such term is defined in the applicable agreement or as otherwise negotiated in good faith by Buyer or a licensee thereof) of either the Initial GPCR Product or the Initial Solvay Product, whichever is first commercialized. Any royalty payments due from Buyer to Seller shall be paid within 60 days after the end of each calendar quarter during which the royalty payment accrued. Each such payment shall be accompanied by a statement indicating the net sales during such quarterly period and the amount of royalty due. Seller shall have the right, through an independent accountant, to examine books and records relating to or relevant to the computations of net sales at any reasonable time during business hours after notifying Buyer of its desire to do so. Such examination shall be conducted no more often than once each year.

8. Indemnification.

      8.1. Survival of Representations and Warranties. All representations and warranties of the parties hereto shall survive the execution and delivery of this Agreement, and shall thereafter expire on the date which is eighteen (18) months after the date hereof, provided that

----------
** This portion has been redacted pursuant to a request for confidential treatment.

such expiration shall not affect any claims for indemnification made prior to the date which is eighteen (18) months after the date hereof; and provided, further, that all representations and warranties contained in Section 5.16 shall survive for the applicable statute of limitations.

      8.2. Indemnification by Seller. Seller shall indemnify Buyer and hold it harmless at all times from and after the date hereof against and in respect to any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, damages, losses, liabilities, taxes and deficiencies and penalties and interest thereon and costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Losses") resulting from (a) any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement of Seller in this Agreement, (b) the Excluded Liabilities, (c) any claim arising from or relating to the operation of Seller's business prior to the date hereof (to the extent that the foregoing have not been expressly assumed by Buyer hereunder), and (d) any Losses suffered or incurred in enforcing this indemnity, provided that it is ultimately determined that Buyer is entitled to such indemnity.

      8.3. Indemnification by Buyer. Buyer indemnifies Seller and holds it harmless at all times from and after the date hereof against and in respect to any and all Losses resulting from (a) any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement of Buyer in this Agreement, (b) the Assumed Liabilities, (c) any Losses suffered or incurred in enforcing this indemnity, provided that it is ultimately determined that Seller is entitled to such indemnity, and (d) any failure on its part to pay the Taxes described in
Section 7.6(b) hereof.

      8.4. Notice to the Indemnitor. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnitor (the "Indemnitor") under this Section, an indemnified party (the "Indemnified

Party") shall notify the Indemnitor in writing of such claim (the "Claims Notice"). The Claims Notice shall describe the asserted liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. Failure by the Indemnified Party to give a Claims Notice to the Indemnitor in accordance with the provisions of this Section 8.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor has been actually prejudiced by such failure.

      8.5. Rights of Parties to Settle or Defend. The Indemnitor may elect to compromise or defend, at its own expense, by its own counsel and to the extent an election with respect to such compromise or defense is available to the Indemnified Party, any asserted liability. If the Indemnitor elects to compromise or defend such asserted liability, it shall within thirty (30) calendar days (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnitor, in the compromise of, or defense against, such asserted liability. If the Indemnitor elects to defend any claim, the Indemnified Party shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense. If the Indemnitor elects not to compromise or defend the asserted liability, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend (at the expense of the Indemnitor) such asserted liability as the Indemnified Party considers appropriate. The parties agree to cooperate fully with one another in the defense, settlement or comprise of any asserted liability. Notwithstanding the foregoing, neither the Indemnitor nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnified Party and the Indemnitor may participate, at their own expense, in the defense of such asserted liability.

      8.6. Limitations on Indemnification.

            (a) The indemnification obligations of the Indemnitor pursuant to Sections 8.2 or 8.3 (other than Section 8.3(d)) hereof shall not be effective until the aggregate dollar amount of all Claims which would otherwise be indemnifiable by such Indemnitor pursuant to this Agreement exceeds $15,000 (the "Indemnitor's Threshold Amount"). The indemnification obligations of the Indemnitor pursuant to this Agreement (other than those arising under Section 8.3(d) hereof) shall be effective only with respect to Claims in excess of the Indemnitor's Threshold Amount and only until the dollar amount paid in respect of the Claims indemnified against under or related to this Agreement aggregates to an amount equal to $1,500,000.

            (b) Payments by the Indemnitor shall be limited to the amount of any Losses that remain after deducting therefrom (i) any Tax benefit to the Indemnified Party or any affiliate thereof that results in a cash benefit in the Tax year that the Loss is deducted; and (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Indemnified Party or any of its affiliates from any third party with respect thereto.

9. Miscellaneous.

      9.1. Entire Agreement. This Agreement (together with the Schedules hereto and the other agreements contemplated by this Agreement in Section 4 hereof) and the Confidentiality Agreement contain, and are intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, and supersedes any previous agreements and understandings between the parties with respect to those matters.

      9.2. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

      9.3. Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

      9.4. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by recognized overnight delivery service or, to the extent receipt is confirmed, by telecopy, telefax, or other electronic transmission service to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

            If to Seller, to:

                  Cadus Pharmaceutical Corporation
                  Attention: President
                  c/o Icahn Associates
                  767 Fifth Avenue
                  New York, New York 10153

            with copies to:

                  Morrison Cohen Singer & Weinstein, LLP
                  750 Lexington Avenue
                  New York, New York 10022
                  Attention: Salomon R. Sassoon, Esq.
                  Telecopy No.: (212) 735-8708
                  Telephone No.: (212) 735-8600

            If to Buyer, to:

                  OSI Pharmaceuticals, Inc.
                  106 Charles Lindbergh Boulevard

                  Uniondale, New York 11533
                  Attention:  President
                  Telecopy No.: (516) 222-0114
                  Telephone No.: (516) 222-0023

            with copies to:

                  Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                  551 Fifth Avenue
                  New York, New York 10176
                  Attention: Joel I. Papernik, Esq.
                  Telecopy No.: (212) 697-6686
                  Confirmation No.: (212) 661-6500

      9.5. Separability. If at any time any of the covenants or the provisions contained herein shall be deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced, by reason of being vague or unreasonable as to duration, geographic scope, scope of activities restricted or for any other reason, such covenants or provisions shall be considered divisible as to such portion and such covenants or provisions shall become and be immediately amended and reformed to include only such covenants or provisions as are enforceable by the court or other body having jurisdiction of this Agreement; and the parties agree that such covenants or provisions, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

      9.6. Amendment; Waiver. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing.

      9.7. Assignment and Binding Effect. Neither of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.

      9.8. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

      9.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and each party may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

      9.10. Certain Definitions. The following terms, as used herein, have the following meanings:

            "Affiliate" means with respect to any person or entity, means any person or entity directly or indirectly controlling, controlled by or under common control with such person or entity.

            "Balance Sheet" shall mean the Balance Sheet of Seller at March 31, 1999 from Seller's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

            "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York on which banking institutions located in such state are closed.

            "Compounds" means any compound, or derivative or synthesis thereof owned by Seller.

            "Copyrights" means United States and foreign copyrights, copyrightable works, and mask works, whether registered or unregistered, and pending applications to register the same and all agreements, contracts, licenses, sublicenses, assignments and indemnities that relate or pertain to any of the forgoing.

            "Environmental Claims" means all accusations, allegations, notices of violation, Liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, based upon Environmental Laws or principles of common law relating to pollution or exposure to Hazardous Substances. By way of example only (and not by way of limitation), Environmental Claims include (i) actions alleging actual or threatened damages to natural resources and seeking recovery pursuant to Environmental Laws, (ii) claims for nuisance or its statutory equivalent, (iii) claims for the recovery of response costs, or administrative or judicial orders directly related to the performance of investigations, responses or remedial actions under any Environmental Law,
(iv) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended, or similar provisions of applicable state law, (v) claims based upon Environmental Laws or principles of common law relating to pollution or exposure to Hazardous Substances for restitution, contribution, or indemnity, (vi) fines, penalties or liens of any kind against property based upon Environmental Laws or principles of common law relating to pollution or exposure to Hazardous Substances, (vii) claims based upon Environmental Laws or principles of common law relating to pollution or exposure to Hazardous Substances for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts and (viii) with regard to any present or former employees, claims relating to exposure to or injury from Hazardous Substances based upon principles of common law relating to pollution or exposure to Hazardous Substances.

            "Environmental Laws" means all applicable federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders or judgments issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other hazardous or toxic substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other hazardous or toxic substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other Governmental Entity.

            "Environmental Reports" means any and all written analyses, summaries or explanations, in the possession or control of Seller, of (a) the condition of the environment on or about the Leased Property or (b) Seller's compliance with Environmental Laws.

            "ERISA" means the Employee Retirement and Income Security Act of 1974, as amended.

            "Facility Lease" means the lease of the premises at 777 Old Saw Mill River Road, Tarrytown, New York, between Keren Limited Partnership and Seller dated June 20, 1995, as amended.

            "Functional Genomics Program" means all rights related to the activities conducted by Seller in collaboration with Genome Therapeutics Corporation, including, but not limited to, the putative G protein-coupled receptors identified (in whole or in part) within the collaboration and the laboratory and bioinformatics technology owned or licensed by Seller to perform such identification. The Functional Genomics Program explicitly includes all the proprietary software created by Seller in Java and Perl and the contents of any proprietary collection of information that the software accesses, except the information (and programs designed to access such information) related to Seller's Compounds or the results of screening Seller's Compounds. The Functional Genomics Program further includes all the intellectual property owned or licensed by Seller related to methods and compositions used to identify surrogate or natural ligands to molecular targets, where the natural ligand to such target is unknown.

            "GECC Lease" means the Master Lease Agreement dated November 14, 1997 between Seller and General Electric Capital Corporation.

            "Governmental Entity" means any domestic or foreign administrative agency, bureau, board, commission, officer, authority, department or other governmental body or agency.

            "GPCR Directed Chemistry Program" means **

----------
** This portion has been redacted pursuant to a request for confidential treatment.

            "Hazardous Substances" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents and waste waters.

            "Living Chip Technology" means all rights related to the license agreement and sponsored research agreements between Seller and the Massachusetts Institute of Technology involving the laboratory of Professor Ian Hunter, including, but not limited to, the grant application to the National Institute of Standards and Technology for the Advanced Technology Program and the work product of Seller's employees and consultants related to such license agreement and sponsored research agreements.

            "Patent Rights" means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patented) or improvements thereto, and all agreements, contracts, licenses, sublicenses, assignments and indemnities that relate or pertain to any of the foregoing.

            "Permitted Liens" means liens or other encumbrances securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable or are being contested in good faith.

            "SEC" shall mean the U.S. Securities and Exchange Commission.

            "Seller's knowledge" means the best knowledge of the executive employees of Seller after due inquiry, which shall include making reasonable inquiries of Seller's employees, but shall not require the executive employees to actively seek out information from third parties.

            "Solvay Agreement" means the Research Collaboration and License Agreement dated as of November 1, 1995 between Seller and Solvay Duphar B.V.

            "Taxes" shall mean all foreign, federal, state and local income, profits, franchise, gross receipts, payroll, sales, employment, use, property, transfer, excise, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments, governmental charges or levies, together with all interest, penalties and other additions imposed with respect to such amounts.

            "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      9.11. Capitalized Terms. The following capitalized terms are defined in the following sections of this Agreement:

Term                                      Section
----                                      -------

Affiliate                                 9.10

Assets                                    1.1

Assumed Liabilities                       2.1

Balance Sheet                             12.10

Benefit Plans                             5.10(a)

Business Day                              9.10

Buyer                                     Preamble

Buyer SEC Documents                       6.6

CERCLA                                    9.10

Claims Notice                             8.4

Copyrights                                9.10

Employee Arrangements                     5.10(a)

Employer                                  7.2(a)

Environmental Claims                      9.10

Environmental Laws                        9.10

Environmental Reports                     9.10

ERISA                                     9.10

Exchange Act                              5.3

Excluded Assets                           1.2

Excluded Contracts                        1.2(k)

Excluded Inventory                        1.2(j)

Excluded Liabilities                      2.2

First GPCR Event                          7.8

First Solvay Event                        7.8

Fixed Assets                              1.1(a)

Functional Genomics Program               9.10

GAAP                                      5.4

GPCR Directed Chemistry Program           9.10

Governmental Entity                       9.10

Hazardous Substances                      9.10

Indemnified Party                         8.4

Indemnitor                                8.4

Indemnitor's Threshold Amount             8.6

Initial GPCR Product                      7.8

Initial Solvay Product                    7.8

Intellectual Property                     5.13

Inventory                                 1.1(b)

Leased Property                           5.6

Leases                                    5.6

Liabilities                               5.6

Liens                                     5.7

Living Chip Technology                    9.10

Losses                                    8.2

Material Contracts                        5.18

Option                                    5.10(a)

Patent License Agreement                  4(j)

Patent Rights                             9.10

Permits                                   5.9

Permitted Liens                           9.10

Purchased Contracts                       1.1(d)

Purchase Price                            3.1

RCRA                                      9.10

Seller                                    Preamble

Securities Act                            5.4

Seller's Group                            5.10(c)

Seller SEC Documents                      5.4

SIBIA                                     1.2(c)

Software                                  5.15

Software License Agreement                4.1(i)

Taxes                                     5.16

Tax Return                                5.16

Technical Information                     5.14

Technology License Agreement              4.1(h)

Trademarks                                9.10

Transferred Employees                     7.8

Transition Period                         7.3

Year 2000 Compliant                       5.15

      9.12. Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time.

      IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first above written.

                                          CADUS PHARMACEUTICAL CORPORATION

                                          By:          /s/
                                              ----------------------------------
                                              Name:
                                              Title:


                                          OSI PHARMACEUTICALS, INC.

                                          By:               /s/
                                              ----------------------------------
                                              Name:
                                              Title:

                                List of Schedules

Schedule 1.1(a)                      Fixed Assets

Schedule 1.1(b)                      Inventory

Schedule 1.1(d)                      Purchased Contracts

Schedule 1.1(e)                      Security Deposits

Schedule 1.1(f)                      Prepaid Expenses

Schedule 1.1(g)                      Intellectual Property

Schedule 1.1(i)                      Permits

Schedule 1.1(k)                      GPCR Directed Chemistry Program

Schedule 1.2(i)                      Excluded Fixed Assets

Schedule 1.2(j)                      Excluded Inventory

Schedule 1.2(k)                      Excluded Contracts

Schedule 1.2(l)                      Excluded Security Deposits

Schedule 1.2(m)                      Excluded Prepaid Expenses

Schedule 1.2(n)                      Excluded Intellectual Property

Schedule 3.2                         Allocation of Purchase Price

Schedule 5.3                         Consents and Approvals

Schedule 5.5                         Material Adverse Change

Schedule 5.6                         Material Liabilities

Schedule 5.7(a)                      Liens, Fixed Assets

Schedule 5.7(b)                      Excluded Fixed Assets

Schedule 5.8                         Material Contracts

Schedule 5.9                         Licenses and Permits

Schedule 5.10(a)                     Benefit Plans and Employee Arrangements

Schedule 5.10(c)                     Pension Plans

Schedule 5.10(e)                     Employee Salaries, Bonuses & Vacation
                                     Pay

Schedule 5.11                        Litigation

Schedule 5.12                        Compliance with Law

Schedule 5.13                        Intellectual Property

Schedule 5.15                        Software and Information Systems

Schedule 5.18                        Environmental Matters

Schedule 5.19                        Broker's Fees

Schedule 6.3                         Consents and Approvals

Schedule 7.2(a)                      Employment Matters


                                       48